Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES
MONTHLY CASH DIVIDEND

Virginia Beach, VA – August 17, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, today announced that its Board of Directors has authorized a $0.0175 per share monthly cash dividend for shareholders of record of the Company’s common stock on August 31, 2015, to be paid on or about September 30, 2015.

About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive, risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statement
Wheeler Real Estate Investment Trust, Inc. considers portions of the information in this press release relating to its business operations and the timing and amount of its future dividend payments to be forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward‐looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For example, this press release states that the Company’s monthly dividend rate on the Company’s common stock is $0.0175 per share. A possible implication of this statement is that the Company will continuously pay monthly dividends on the Company’s common stock of $0.0175 per share, or $0.21 per share per year in the future. The Company’s dividend rates are set and may be reset from time to time by its Board of Directors. The Company’s Board of Directors will consider many factors when setting dividend rates, including the Company’s historical and projected income, normalized funds from operations, the then current and expected needs and availability of cash to pay the Company’s obligations, distributions which may be required to be paid to maintain the Company’s tax status as a real estate investment trust and other factors deemed relevant by the Board of Directors in its discretion. Accordingly, future dividend rates may be increased or decreased and there is no assurance as to the rate at which future dividends will be paid. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. For additional factors that could cause the results of the Company to differ materially from those indicated in the forward‐looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward‐looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088 / robin@whlr.us	(212) 836-9615 / tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088 / lnguyen@whlr.us	(212)836-9606 / aprior@equityny.com